                                                     Exhibit 23

          Letterhead of Kenny S&P Evaluation Services
             (a division of J.J. Kenny Co., Inc.)


                       January 26, 2000


Prudential Securities Incorporated
1 New York Plaza
New York, NY  10292


               Re:  National Municipal Trust
                    Post-Effective Amendment No. 8
                    Series 143

Gentlemen:

          We have examined Registration Statement File No. 33-41802 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

          In addition, we hereby confirm that the ratings indi-cated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

          You are hereby authorized to file a copy of this let-ter with the Securities and Exchange Commission.


                                   Sincerely,


                                   Frank A. Ciccotto
                                   Frank A. Ciccotto
                                   Vice President